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EXHIBIT 23.1

                          INDEPENDENT AUDIORS' CONSENT

The Board of Directors
Ontro, Inc.:

We consent to incorporation by reference in registration statement No. 333-78817 on Form S-8 of Ontro, Inc. of our report dated February 20, 2002, relating to the consolidated balance sheets of Ontro, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the years then ended and for the period from November 8, 1994 (inception) to December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-KSB of Ontro, Inc.

Our report dated February 20, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from development stage activities and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result form the outcome of this uncertainty.

                                    KPMG LLP

San Diego, California
March 29, 2002